EXHIBIT 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into, as of August 26, 2022, (the “Effective Date”), by and between Westrock Coffee Company (the “Company”) and William A. Ford (“Executive”, and together with the Company, the “Parties”).

WHEREAS, the Company and Executive desire to enter into this Agreement to set forth the terms of Executive’s service to the Company.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.Employment Period.  The Company agrees to employ Executive, and Executive agrees to serve the Company and its Affiliates (as defined below), subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the fourth anniversary of the Effective Date (the “Employment Period”); provided that commencing on the first anniversary of the Effective Date, and on each annual anniversary thereafter (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Employment Period shall be automatically extended so as to terminate four years from such Renewal Date, unless at least 180 days prior to the Renewal Date either the Company or Executive shall give notice to the other party that the Employment Period shall not be so extended (a “Notice of Non-Renewal”).  For purposes of this Agreement, the term “Affiliate” means an entity controlled by, controlling or under common control with the Company.

2.Position and Duties; Location; Standard of Services.

(a)Position and Duties. During the Employment Period, Executive shall serve as Group President—Operations of the Company and shall perform customary and appropriate duties as may be reasonably assigned to Executive from time to time by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company (the “CEO”). Executive shall have such responsibilities, power and authority as those normally associated with such position in public companies of a similar stature. Executive shall report solely and directly to the CEO.

(b)Location.  During the Employment Period, Executive’s principal place of employment shall be the Company’s headquarters in Little Rock, Arkansas, subject to reasonable business travel at the Company’s request.

(c)Standard of Services.  During the Employment Period, Executive agrees to devote Executive’s full business attention and time to the business and affairs of the Company and its Affiliates and to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, Executive may serve on corporate, civic, charitable or other boards or committees, deliver lectures, fulfill speaking engagements, publish, teach at educational institutions, manage or advise with respect to investments or provide advice to other companies that do not compete and are not reasonably expected to compete with the

Company in the future, in each case, so long as such activities do not materially interfere with the performance of Executive’s responsibilities in accordance with this Agreement.

3.Compensation and Employee Benefits.

(a)Annual Base Salary.  During the Employment Period, Executive shall receive an annual base salary (the “Annual Base Salary”) of no less than $350,000, payable in accordance with the Company’s regular payroll practices.  The Annual Base Salary shall be reviewed at least annually by the Board or an appropriate committee thereof (the Board or such committee, the “Committee”) for possible increase, as determined in the discretion of the Committee.  The term “Annual Base Salary” as used in this Agreement shall refer to the Annual Base Salary as it may be so adjusted from time to time.

(b)Annual Bonus.  During the Employment Period, Executive shall have the opportunity to earn, for each fiscal year of the Company, an annual bonus (the “Annual Bonus”) pursuant to the terms of an annual incentive plan for senior executives of the Company, as in effect from time to time.  Executive’s target Annual Bonus opportunity shall be 85% of the Annual Base Salary.

(c)Equity Incentives.   Executive shall be eligible to participate in the Company’s equity incentive plan, as in effect from time to time.

(d)Other Employee Benefit Plans.  During the Employment Period, Executive shall be entitled to participate in the employee benefit plans, practices, policies and programs, as in effect from time to time, that are generally applicable to other senior executives of the Company (including retirement, deferred compensation and health and welfare benefits) on the same terms as are applicable to other senior executives of the Company.

(e)Business Expenses.  Executive shall be entitled to receive prompt reimbursement for all business expenses (including travel, entertainment, professional dues and subscriptions) incurred by Executive, in accordance with the Company’s policies as in effect from time to time.

4.Termination of Employment.

(a)Death or Disability.  Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period.  If the Board determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide Executive with written notice in accordance with Section 11(b) of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company and its Affiliates shall terminate effective on the 30th day after Executive’s receipt of such notice (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the absence of Executive from Executive’s duties with the Company on a full-time basis for 120 consecutive days, or for 180 days (which need not be consecutive) within a 365-day period, as a result of incapacity due to mental or physical illness.

(b)With or Without Cause.  The Company may terminate Executive’s employment during the Employment Period either with or without Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)Executive’s willful failure to substantially perform Executive’s duties;

(ii)any act of fraud, misappropriation, dishonesty, malfeasance or embezzlement by Executive in connection with the performance of Executive’s duties to the Company;

(iii)Executive’s material violation of any policies of the Company or any restrictive covenants applicable to Executive; or

(iv)Executive’s conviction of, or entering a plea of nolo contendere to, a felony.

For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company and its Affiliates.  If an action or omission constituting Cause is curable, Executive may be terminated as a  result thereof only if Executive has not cured such action or omission within 30 days following written notice thereof from the Company.  Further, Executive shall not be deemed to be discharged for Cause unless and until there is delivered to Executive a copy of a resolution duly adopted by the affirmative vote of three-quarters of the Board, at a meeting called and duly held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Board), finding in good faith that Executive is guilty of the conduct set forth above and specifying the particulars thereof in detail.  Any such determination shall be made by the Board (or equivalent governing body) of the ultimate parent entity of the Company or its successor and shall be subject to de novo review by a court of law pursuant to the dispute provisions of Section 11(a).

(c)With or Without Good Reason.  Executive’s employment may be terminated by Executive either with or without Good Reason.  For purposes of this Agreement, “Good Reason” shall mean Executive’s voluntary resignation after any of the following actions are taken by the Company or any of its Affiliates without Executive’s written consent:

(i)A material diminution in Executive’s title, authority, duties or responsibilities or a requirement that Executive report to any person or entity other than the CEO;

(ii)A material reduction in the Annual Base Salary or target Annual Bonus opportunity;

(iii)A relocation of Executive’s primary place of employment by more than 25 miles from Executive’s primary place of employment as set forth in this Agreement; or

(iv)The Company’s violation of the terms of this Agreement.

In order to invoke a termination for Good Reason, Executive shall provide written notice to the Company of the existence of one or more of the conditions giving rise to Good Reason within 90 days following Executive’s knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition.  In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, Executive must terminate employment, if at all, within 90 days following the Cure Period in order for such termination to constitute a termination for Good Reason.  Executive’s mental or physical incapacity following the occurrence of an event described above shall not affect Executive’s ability to terminate employment for Good Reason.

(d)Retirement.  Executive’s employment may be terminated by Executive due to Retirement.  For purposes of this Agreement, “Retirement” shall mean Executive’s voluntary resignation at a time when the sum of Executive’s age and years of service equal at least 70, provided that Executive has attained at least age 55 with at least 10 years of service with the Company or any predecessor or successor entity.

(e)Notice of Termination.  Any termination of Executive’s employment by the Company with or without Cause, or by Executive with or without Good Reason or due to Retirement, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b).  For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the Date of Termination (as defined below), which date shall be not more than 30 days after the delivery of such notice.

(f)Date of Termination.  “Date of Termination” means (i) if Executive’s employment is terminated by the Company with Cause, or by Executive with Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days following such notice, (ii) if Executive’s employment is terminated by the Company without Cause, or by Executive without Good Reason (including due to Retirement), the 30th day following receipt of the Notice of Termination or any later date specified therein or (iii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

5.Obligations of the Company upon Termination.

(a)Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company terminates Executive’s employment other than for Cause, death or Disability, or Executive terminates employment for Good Reason, then, in each case, subject to Executive’s execution within 50 days following the Date of Termination, and non-revocation, of a release of claims in the form attached as Exhibit A (the “Release”), the Company and its Affiliates shall pay to Executive the following:

(i)the sum of (A) the portion of the Annual Base Salary due for the period through the Date of Termination to the extent not theretofore paid, (B) any accrued but unpaid vacation and (C) Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by Executive on or prior to the Date of Termination (the sum of the amounts described in clauses (A), (B) and (C) shall be hereinafter referred to as the “Accrued Obligations”), which Accrued Obligations shall be paid in a lump sum in cash within 60 days following the Date of Termination;

(ii)any unpaid Annual Bonus earned by Executive in respect of the fiscal year of the Company that was completed on or prior to the Date of Termination (the “Unpaid Annual Bonus”), which Unpaid Annual Bonus shall be paid in a lump sum in cash no later than March 15 following the year in which it was earned;

(iii)a prorated Annual Bonus in respect of the fiscal year of the Company in which the Date of Termination occurs, with such amount to equal the product of (A) the target Annual Bonus opportunity for the fiscal year in which the Date of Termination occurs, and (B) a fraction, (I) the numerator of which is the number of days in the fiscal year of the Company in which the Date of Termination occurs through the Date of Termination, and (II) the denominator of which is 365 (the “Prorated Annual Bonus”), which Prorated Annual Bonus shall be paid in a lump sum in cash on the first regularly scheduled payroll date following the effective date of the Release, provided that if the period for consideration and revocation of the Release spans two calendar years, then the payment shall be made no sooner than the first regularly scheduled payroll date in the second calendar year;

(iv)an amount equal to the product of (A) the Severance Multiple (as defined below) multiplied by (B) the sum of (x) the Annual Base Salary and (y) the target Annual Bonus opportunity as in effect for the fiscal year of the Company in which the Date of Termination occurs, which amount shall be paid in a lump sum in cash on the first regularly scheduled payroll date following the effective date of the Release, provided that if the period for consideration and revocation of the Release spans two calendar years, then the payment shall be made no sooner than the first regularly scheduled payroll date in the second calendar year;

(v)a cash payment equal to 125% of the full amount of premiums for health insurance coverage for a number of years following the Date of Termination equal to the Severance Multiple, determined based on the level of coverage for Executive and Executive’s dependents as of the Date of Termination, which shall be paid on the first regularly scheduled payroll date following the effective date of the Release, provided that if the period for consideration and revocation of the Release spans two calendar years, then the payment shall be made no sooner than the first regularly scheduled payroll date in the second calendar year; and

(vi)to the extent not theretofore paid or provided, the Company and its Affiliates shall timely pay or provide to Executive, in accordance with the terms of the applicable plan, program, policy, practice or contract, any other amounts or benefits required to be paid or provided, or that Executive is eligible to receive under any plan, program, policy, practice or contract of the Company or its Affiliates, through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

For purposes of this Agreement, “Severance Multiple” shall mean two, unless a termination contemplated by this Section 5(a) occurs within one year following a Change in Control (as defined in the Westrock Coffee Company 2022 Equity Incentive Plan, as in effect on the Effective Date), in which case it shall mean three.

For the avoidance of doubt, if applicable, any amount payable pursuant to this Section 5(a) shall be determined without regard to any reduction in compensation that resulted in Executive’s termination of employment for Good Reason.  If Executive does not execute the Release within 50 days following the Date of Termination, or if Executive revokes the Release, Executive shall only be entitled to the Accrued Obligations and the Other Benefits.  Other than as set forth in this Section 5(a), in the event of a termination of Executive’s employment by the Company without Cause (other than due to death or Disability) or by Executive for Good Reason, the Company and its Affiliates shall have no further obligation to Executive under this Agreement.

(b)Death; Disability; Retirement.  If Executive’s employment is terminated by reason of Executive’s death, Disability or Retirement during the Employment Period, this Agreement shall terminate without further obligations to Executive, other than for payment of the Accrued Obligations, the Unpaid Annual Bonus and the Prorated Annual Bonus and the timely payment or provision of the Other Benefits.  The Accrued Obligations, the Unpaid Annual Bonus and the Prorated Annual Bonus shall be paid to Executive’s estate (in the event of Executive’s death) or Executive or Executive’s legal representative (in the event of Disability), as applicable, on the same schedule as contemplated by Sections 5(a)(i)-(iii).

(c)Other Termination.  If Executive’s employment is terminated during the Employment Period for a reason other than those governed by Section 5(a) or (b) (including upon the expiration of the Employment Period following a Notice of Non-Renewal when Executive is not Retirement-eligible), this Agreement shall terminate without further obligations to Executive, other than for payment of the Accrued Obligations and Unpaid Annual Bonus on the same schedule as contemplated by Sections 5(a)(i)-(ii) and the timely payment or provision of the Other Benefits.

(d)Full Settlement.  The payments and benefits provided under this Section 5 shall be in full satisfaction of the obligations of the Company and its Affiliates to Executive under this Agreement and any other plan, agreement, policy or arrangement of the Company and its Affiliates upon Executive’s termination of employment.

6.No Mitigation.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of any amounts payable to Executive under Section 5 and such amounts shall not be reduced whether or not Executive obtains other employment.

7.Restrictive Covenants.

(a)Confidential Information.  Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or its Affiliates, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any of its Affiliates and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement) (collectively, “Confidential Information”).  After termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it.  Notwithstanding the foregoing, “Confidential Information” shall not include (i) information that at the time of disclosure is already known to the receiving party without any restriction on its disclosure; (ii) information that is or subsequently comes into the possession of the receiving party from a third party without violation of any contractual or legal obligation; (iii) information that is independently developed by the receiving party without the use of Confidential Information or breach of this Agreement; and (iv) information that is otherwise required to be disclosed under applicable laws, regulations or judicial or regulatory process.

(b)Inventions and Patents.  Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information that relate to the actual or anticipated business, research and development or existing or future products or services of the Company or any of its Affiliates, and that are conceived, developed or made by Executive during Executive’s employment with the Company or any of its Affiliates (“Work Product”) belong to the Company and its Affiliates.  Executive shall promptly disclose such Work Product to the Company and its Affiliates and perform all actions reasonably requested by the Company and its Affiliates (whether during or after the Employment Period) to establish and confirm such ownership (including assignments, consents, powers of attorney and other instruments).  To the fullest extent permitted by applicable law, all intellectual property (including patents, trademarks and copyrights) that are made, developed or acquired by Executive in the course of Executive’s employment with the Company or any of its Affiliates shall be and remain the absolute property of the Company and its Affiliates, and Executive shall assist the Company and its Affiliates in perfecting and defending their rights to such intellectual property.

(c)Nonsolicitation.  During the period commencing on the Effective Date and ending on the second anniversary of the Date of Termination (the “Restricted Period”), Executive shall not directly or indirectly, except in the good faith performance of Executive’s duties to the Company:  (i) induce or attempt to induce any employee or independent contractor of the Company or any of its Affiliates to leave the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand; (ii) hire any person who was an employee or independent contractor of the Company or any of its Affiliates until 12 months after such individual’s relationship with the Company or such Affiliate has been terminated; or (iii) induce or attempt to induce any customer (whether former or current), supplier, licensee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any of its Affiliates, on the other hand.  Notwithstanding the foregoing, nothing in this Section 7(c) shall prohibit any advertisement or general solicitation (or hiring as a result thereof) that is not specifically targeted at Company’s or its Affiliates’ employees.

(d)Noncompetition.  Executive acknowledges that, in the course of Executive’s employment with the Company, Executive has become familiar, or shall become familiar, with the Company’s and its Affiliates’ trade secrets and with other Confidential Information concerning the Company, its Affiliates and their respective predecessors, and that

Executive’s services have been and shall be of special, unique and extraordinary value to the Company and its Affiliates.  Therefore, Executive agrees that, during the Restricted Period, Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its Affiliates is engaged on the Date of Termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which Executive has been involved to any extent (other than de minimis activities) at any time during the one-year period ending with the Date of Termination, in any locale of any country in which the Company or any of its Affiliates conducts business.  Nothing herein shall prohibit Executive from being a passive owner of not more than 4.9% of the outstanding equity interest in any entity which is publicly traded, so long as Executive has no active participation in the business of such entity.

(e)Nondisparagement.  From and following the Effective Date:  (i) Executive shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company or any of its Affiliates, any of their clients or businesses or any of their current or former directors, officers or employees; and (ii) the Company and its Affiliates shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning Executive; provided, however, that, subject to Section 7(a), nothing herein shall prohibit either party from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process).

(f)Return of Property.  Executive acknowledges that all documents, records, files, lists, equipment, computer, software or other property (including intellectual property) relating to the businesses of the Company or any of its Affiliates, in whatever form (including electronic), and all copies thereof, that have been or are received or created by Executive while an employee of the Company or any of its Affiliates are and shall remain the property of the Company and its Affiliates, and Executive shall immediately return such property to the Company upon the Date of Termination and, in any event, at the Company’s request.  Executive further agrees that any property situated on the premises of, and owned by, the Company or any of its Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by personnel of the Company and its Affiliates at any time with or without notice.    Notwithstanding the foregoing, Executive may retain Executive’s personal contacts and personal compensation data.

(g)Trade Secrets; Whistleblower Rights.  The Company hereby informs Executive that, notwithstanding any provision of this Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.  In addition, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall impair Executive’s rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit Executive’s right to receive an award for information provided to any government authority under such law or regulation.

(h)Executive Covenants Generally.

(i)Executive’s covenants as set forth in this Section 7 are from time to time referred to herein as the “Executive Covenants.”  If any Executive Covenant is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Executive Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Executive Covenants shall not be affected thereby; provided, however, that if any Executive Covenant is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Executive Covenant shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

(ii)Executive acknowledges that the Company and its Affiliates have (A) expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee, customer and other relationships and goodwill to build an effective organization, and (B) a legitimate business interest in and right to protect their Confidential Information, goodwill and employee, customer and other relationships.

(iii)Executive understands that the Executive Covenants may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company, and Executive represents that Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.

(iv)Any termination of (A) Executive’s employment, (B) the Employment Period or (C) this Agreement shall have no effect on the continuing operation of this Section 7.

(v)Executive acknowledges that the Company would be irreparably injured by a violation of this Section 7 and that it is impossible to measure in money the damages that shall accrue to the Company by reason of a failure by Executive to perform any of Executive’s obligations under this Section 7.  Accordingly, if the Company institutes any action or proceeding to enforce any of the provisions of this Section 7, to the extent permitted by applicable law, Executive hereby waives the claim or defense that the Company has an adequate remedy at law, and Executive shall not urge in any such action or proceeding the defense that any such remedy exists at law.  Furthermore, in addition to other remedies that may be available, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to specific performance and other injunctive relief, without the requirement to post bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Section 7.  The Restricted Period shall be tolled during (and shall be deemed automatically extended by) any period during which Executive is in violation of the provisions of Section 7(c) or (d), as applicable.

8.Treatment of Certain Payments.

(a)In the event that any payments or benefits under this Agreement or otherwise, either alone or together with other payments or benefits that Executive receives or is entitled to receive from the Company or any of its Affiliates (“Payments”) would subject Executive to the excise tax under Section 4999 of the Code, the Accounting Firm (as defined below) shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below).  The Agreement Payments shall be so reduced only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced.  If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced, Executive shall receive all Agreement Payments to which Executive is entitled hereunder.

(b)If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Section 8 shall be binding upon the Company and its Affiliates and Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination.  For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order:  (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”); (ii) equity-based payments that may not be valued under 24(c); (iii) cash payments that may be valued under 24(c); (iv) equity-based payments that may be valued under 24(c); and (v) other types of benefits.  With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the determination of the Accounting Firm.  All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts shall have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement that should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts that shall have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or Executive that the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be repaid by Executive to the Company (as applicable) together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d)To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Executive (including Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

(e)The following terms shall have the following meanings for purposes of this Section 8:

(i)“Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to the transaction resulting in the application (or potential application) of Section 280G of the Code for purposes of making the applicable determinations hereunder, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the person effecting such transaction.

(ii)“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s).

(iii)“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code shall apply to such Payment.

(iv)“Safe Harbor Amount” shall mean 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

9.Successors.   This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.Indemnification.  The Company shall indemnify Executive and hold him harmless to the fullest extent permitted by the laws of the State of Delaware against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses, losses and damages resulting from Executive’s good-faith performance of Executive’s duties and obligations with the Company and its Affiliates.  The Company shall cover Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after employment in the same amount and to the same extent as the Company covers its other officers and directors.  These obligations shall survive the termination of Executive’s employment with the Company and its Affiliates.  If any proceeding is brought or threatened against Executive in respect of which indemnity may be sought against the Company or its Affiliates pursuant to the foregoing, Executive shall notify the Company promptly in writing of the institution of such proceeding and the Company and its Affiliates shall assume the defense thereof and the employment of counsel and payment of all fees and expenses; provided, however, that if a conflict of interest exists between the Company or the applicable Affiliate and Executive such that it is not legally practicable for the Company or the applicable Affiliate to assume Executive’s defense, Executive shall be entitled to retain separate counsel, and the Company or the applicable Affiliate shall assume payment of all reasonable fees and expenses of such counsel.

11.Miscellaneous.

(a)Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas, without reference to principles of conflict of laws, provided that rights to indemnification shall be governed by and in accordance with the laws of the State of Delaware. The Parties irrevocably submit to the jurisdiction of any state or federal court sitting in or for Little Rock, Arkansas with respect to any dispute arising out of or relating to this Agreement or the Release, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THE PARTIES HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTER CLAIM BROUGHT OR ASSERTED BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT. The Company shall reimburse Executive for all reasonable legal fees and expenses incurred by Executive in seeking to obtain or enforce any right or benefit provided under this Agreement.

(b)Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:  To the most recent address on file with the Company.

If to the Company:

Westrock Coffee Company

100 River Bluff Drive, Suite 210

Little Rock, AR 72202

Attn: Chief Legal Officer

Email: mckinneyb@westrockcoffee.com

Phone: 704-782-3121

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)Acknowledgements.  Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement.  Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel.  Executive further represents that, in entering into this Agreement, Executive is not relying on any statements or representations made by any of the directors, officers, employees or agents of the Company that are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

(d)Invalidity.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

(e)Survivability.  The provisions of this Agreement that by their terms call for performance subsequent to the termination of either Executive’s employment or this Agreement (including the terms of Sections 5, 7, 8 and 10) shall so survive such termination.

(f)Section Headings; Construction. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with,

the interpretation hereof.  For purposes of this Agreement, the term “including” shall mean “including, without limitation.”

(g)Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(h)Tax Withholding.  The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(i)Section 409A.

(i)General.  It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code.  Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Executive pursuant to Section 409A of the Code.  In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year (depending on the time that Executive executes the Release) shall be paid in the later taxable year.

(ii)Reimbursements and In-Kind Benefits.  Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iii)Delay of Payments.  Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company and its Affiliates as in effect on the Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Executive under this Agreement during the six-month period immediately following Executive’s separation from service (as determined in accordance with

Section 409A of the Code) on account of Executive’s separation from service shall be accumulated and paid to Executive on the first business day of the seventh month following Executive’s separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on Executive under Section 409A of the Code.  If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Executive’s death.

(j)Amendments.  No provision of this Agreement shall be modified or amended except by an instrument in writing duly executed by the Parties hereto.  No custom, act, payment, favor or indulgence shall be deemed a waiver by the Company of any of Executive’s obligations hereunder or release Executive therefrom.  No waiver by any party of any breach by the other party of any term or provision hereof shall be deemed to be an assent or waiver by any party to or of any succeeding breach of the same or any other term or provision.  This Agreement is personal to and shall not be assignable by any party, but shall inure to the benefit of the Parties hereto and their respective heirs, beneficiaries, successors and assigns.

(k)Entire Agreement.  This Agreement constitutes the entire agreement of the Parties hereto in respect of the terms and conditions of Executive’s employment with the Company and its Affiliates, including Executive’s severance entitlements, and, as of the Effective Date, supersedes and cancels in their entirety all prior understandings, agreements and commitments, whether written or oral, relating to the terms and conditions of employment between Executive, on the one hand, and the Company or its Affiliates, on the other hand.  For the avoidance of doubt, this Agreement does not limit the terms of any benefit plans (including equity award agreements) of the Company or its Affiliates that are applicable Executive, except to the extent that the terms of this Agreement are more favorable to Executive.

[Signature page follows]

IN WITNESS WHEREOF, each of Executive and the Company have caused this Agreement to be duly executed and delivered, effective as of the Effective Date.

EXECUTIVE

/s/ William A. Ford
William A. Ford

WESTROCK COFFEE COMPANY

By:	/s/ Bob McKinney
Bob McKinney
Chief Legal Officer

[Signature Page to Employment Agreement]

Exhibit A

GENERAL RELEASE OF CLAIMS

THIS GENERAL RELEASE OF CLAIMS (this “Release”) is executed by William A. Ford (“Executive”) as of the date set forth on the signature page hereto.  For purposes of this Release, reference is made to the Employment Agreement between Westrock Coffee Company (the “Company”) and Executive, dated as of [•], 2022 (the “Employment Agreement”).  Terms that are capitalized but not defined herein shall have the meanings set forth in the Employment Agreement.

1.	General Release and Waiver of Claims.

(a)Release.  In consideration of the payments and benefits afforded under the Employment Agreement, and after consultation with counsel, Executive and each of Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and its Affiliates and each of its officers, employees, directors and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”) that the Releasors may have arising out of Executive’s employment relationship with and service as an employee, officer or director of the Company and its Affiliates, and the termination of any such relationship or service, in each case up to and including the date Executive executes this Release.  Executive acknowledges that the foregoing sentence includes Claims arising under Federal, state or local laws, statutes, orders or regulations that relate to the employment relationship or prohibiting employment discrimination, including Claims under Title VII of the Civil Rights Act of 1964; The Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974; the Immigration Reform and Control Act; the Sarbanes-Oxley Act of 2002; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Equal Pay Act; the Fair Credit Reporting Act; Occupational Safety and Health Act; the federal Fair Labor Standards Act; and any other federal, state or local civil, human rights, bias, whistleblower, discrimination, retaliation, compensation, employment, labor or other local, state or federal law, regulation or ordinance.

(b)Exceptions to Release.  Notwithstanding anything contained herein to the contrary, this Release specifically excludes and shall not affect: (i) the obligations of the Company or its Affiliates set forth in the Employment Agreement and to be performed after the date hereof, including without limitation under in Sections 5, 8 and 10 thereof, or under any other benefit plan, agreement, arrangement or policy of the Company or its Affiliates that is applicable to Executive and that, in each case, by its terms, contains obligations that are to be performed after the date hereof by the Company or its Affiliates; (ii) any indemnification or similar rights Executive has as a current or former officer, director, employee or agent of the Company or its Affiliates, including, without limitation, any and all rights thereto under applicable law, the certificate of incorporation, bylaws or other governance documents or such entities, or any rights with respect to coverage under any directors’ and officers’ insurance policies and/or indemnification agreements; (iii) any Claim the Releasors may have as the holder or beneficial owners of securities of the Company or its Affiliates or other rights relating to securities or equity awards in respect of the common stock of the Company or its Affiliates; (iv) rights to accrued but unpaid salary, paid time off, vacation or other compensation due through the date of termination of employment; (v) any unreimbursed business expenses; (vi) benefits or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; and (vii) any Claims that may arise in the future from events or actions occurring after the date Executive executes this Release or that Executive may not by law release through an agreement such as this.

(c)Specific Release of ADEA Claims.  In further consideration of the payments and benefits provided to Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date Employee signs this Release arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  By signing this Release, Executive hereby acknowledges and confirms the following:  (i) Executive was advised by the Company in connection with Executive’s termination of employment to consult with an attorney of Executive’s choice prior to signing this Release and to have such attorney explain to Executive the terms of this Release, including, without limitation, the terms relating to Executive’s release of claims arising under ADEA, and Executive has in fact consulted with an attorney; (ii) Executive was given a period of not fewer than [twenty-one (21)] [forty-five (45)] calendar days to consider the terms of this Release and to consult with an attorney of Executive’s choosing with respect thereto; and (iii) Executive knowingly and voluntarily accepts the terms of this Release.  Executive also understands that Executive has seven (7) calendar days following the date on which Executive signs this Release within which to revoke the release contained in this Section 1(c), by providing the Company a written notice of Executive’s revocation of the release and waiver contained in this Section 1(c).

(d)No Assignment.  Executive represents and warrants that Executive has not assigned any of the Claims being released under this Release.

2.Proceedings.  Executive has not filed, and agrees not to initiate or cause to be initiated on Executive’s behalf, any complaint, charge, claim or proceeding against the Releasees with respect to any Claims released under Section 1(a) or (c) before any local, state or federal agency, court or other body (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding involving such Claims; provided, however, and subject to the immediately following sentence, nothing set forth here in intended to or shall interfere with Executive’s right to participate in a Proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, nor shall this Release prohibit Executive from cooperating with any such agency in its investigation.  Executive waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding involving such Claims, provided that the foregoing shall not apply to any legally protected whistleblower rights (including under Rule 21F under the Exchange Act).  For the avoidance of doubt, the term Proceeding shall not include any complaint, charge, claim or proceeding with respect to the obligations of the Company to Executive under the Employment Agreement or in respect of any other matter described in Section 1(b), and Executive retains all of Executive’s rights in connection with the same.

3.Severability Clause.  In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, shall be inoperative.

4.No Admission.  Nothing contained in this Release shall be deemed or construed as an admission of wrongdoing or liability on the part of the Releasees.

5.Governing Law and Venue.  All matters affecting this Release, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Arkansas applicable to contracts executed in and to be performed in that State, provided that rights to indemnification shall be governed by and in accordance with the laws of the State of Delaware.

6.Counterparts.  This Release may be executed in counterparts and each counterpart shall be deemed an original.

7.Notices.  All notices, requests, demands or other communications under this Release shall be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the party to whom such notice is being given as follows:

As to Employee:	Executive’s last address on the books and records of the Company

As to the Company:[ADDRESS AS OF DATE OF RELEASE]

Any party may change Executive’s address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided herein.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE AND THAT EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT EXECUTIVE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE PROVIDED FOR HEREIN VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL.

IN WITNESS WHEREOF, Executive has executed this Release on the date set forth below.

William A. Ford

Dated as of: